Exhibit 10.2

CIBER, INC.

NOTICE OF GRANT OF STOCK OPTIONS
AND OPTION AGREEMENT

Effective September 15, 2014 (the “Effective Date”), you have been granted a non-qualified stock option (the “Option”) to buy 815,217 shares of CIBER, Inc. (the “Company”) common stock (the “Stock”). The Option Price per share is $3.68. This award of Options is an inducement grant made pursuant to Rule 303A.08 of the NYSE Listed Company Manual. For the avoidance of doubt, this Award is not issued under the CIBER, Inc. 2004 Incentive Plan, as amended and restated, (the “Plan”) and does not reduce the share reserve under the Plan. Any capitalized terms used herein and not otherwise defined shall be defined as indicated in the Employment Agreement with the Company dated as of June 12, 2014 (the “Employment Agreement”).
The Option shall vest in accordance with the following schedule provided the conditions in this Notice of Grant of Stock Options and Option Agreement (the “Agreement”) are satisfied. The Option shall expire seven (7) years from the Effective Date.
Vesting Schedule

On the last day of each month, beginning on July 31, 2014, and ending on June 30, 2018 (each a “Vesting Date”), 16,983 shares of Stock (the “Base Vesting Amount”) subject to the Option shall vest, provided the conditions in the Agreement are satisfied. The number of shares of Stock that vest on any Vesting Date shall be increased by one share if (a) the sum of (i) all shares that have vested prior to such Vesting Date, (ii) the Base Vesting Amount, and (iii) one, is less than or equal to (b) the product of (i) the total number of shares of Stock set forth in the first sentence of this Notice above, multiplied by (ii) the quotient of (A) the number of Vesting Dates that have occurred, including such Vesting Date, divided by (B) 48.

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CIBER, INC.

AGREEMENT

Option Price
The “Option Price” shall be the fair market value of the Stock on the Effective Date as determined by reference to the closing price of the Stock on the New York Stock Exchange on the last Business Day immediately prior to the Effective Date.

Non-Qualified Option
This Agreement evidences an award of the Option exercisable for that number of shares of Stock set forth on the cover sheet and subject to the vesting and other conditions set forth herein and on the cover sheet. This Option is not intended to be an incentive option under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) and will be interpreted accordingly.

Transfer of Option
During your lifetime, only you (or, in the event of your legal incapacity or incompetency, your guardian or legal representative) may exercise the Option. You cannot transfer or assign this Option. For instance, you may not sell this Option or use it as security for a loan. If you attempt to do any of these things, this Option will immediately become invalid. You may, however, dispose of this Option in your will or it may be transferred upon your death by the laws of descent and distribution.
Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your spouse, nor is the Company obligated to recognize your spouse’s interest in your Option in any other way.

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Vesting
This Option is only exercisable before it expires and then only with respect to the vested portion of the Option. Subject to the preceding sentence, you may exercise this Option, in whole or in part, to purchase a whole number of not less than 100 vested shares, unless the number of shares purchased is the total number available for purchase under the Option, by following the procedures set forth below in this Agreement.
Your right to purchase shares of Stock under this Option vests according to the schedule set forth on the cover sheet provided that you continue to provide services to the Company or an Affiliate as an employee, officer or director, or a consultant or adviser (“Service”) and your Services do not end as a result of a Separation from Service before the applicable Vesting Date. Your employment agreement with the Company dated June 12, 2014 (the “Employment Agreement”) sets forth the circumstances in which vesting of the Option will be accelerated, either partially or fully.
 “Affiliate” means, any company or other trade or business that controls, is controlled by or is under common control with the Company within the meaning of Rule 405 of Regulation C under the Securities Act of 1933, as amended, including, without limitation, any Subsidiary. An entity may not be considered an Affiliate unless the Company holds a “controlling interest” in such entity, where the term “controlling interest” has the same meaning as provided in Treasury Regulation 1.414(c)-2(b)(2)(i), provided that the language “at least 50 percent” is used instead of “at least 80 percent.”
“Subsidiary” means any “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Internal Revenue Code of 1986, as amended (the “Code”).

Forfeiture of Unvested Options/Term
Unless your Separation from Service triggers accelerated vesting of all or part of your Option pursuant to the terms of this Agreement or any other written agreement between the Company (or any Affiliate) and you, including the Employment Agreement, you will automatically forfeit to the Company those portions of the Option that have not yet vested in the event of your Separation from Service.

Expiration of Vested Options After Service Terminates	Your Option will expire on the Expiration Date shown on the cover sheet. Your Option will expire earlier in the event of your Separation from Service, as described in the Employment Agreement.

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Notice of Exercise
The method for exercising the Option shall be by delivery to the Corporate Secretary of the Company or an agent designated pursuant to “Brokerage Arrangements” below of a notice specifying the number of shares of Stock with respect to which the Option is exercised and payment of the Option Price. Such notice shall be in a form satisfactory to the Company and shall specify the number of shares of Stock with respect to which the Option is being exercised. The exercise of the Option shall be deemed effective upon receipt of such notice by the Corporate Secretary or a designated agent and payment to the Company. The purchase of such Stock shall be deemed to take place at the principal office of the Company upon delivery of such notice, at which time the purchase price of the Stock shall be paid in full by any of the methods or any combination of the methods set forth in “Form of Payment” below. A properly executed certificate or certificates representing the Stock shall be issued by the Company and delivered to you.
If someone else wants to exercise this Option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Brokerage Arrangements
The Company, in its discretion, may enter into arrangements with one or more banks, brokers or other financial institutions to facilitate the exercise of the Option or the disposition of shares of Stock acquired upon exercise of the Option, including, without limitation, arrangements for the simultaneous exercise of the Option and sale of the shares of Stock acquired upon such exercise.

Form of Payment
The Option Price shall be paid by any of the following methods or any combination of the following methods:
· in cash;
· by cashier’s check payable to the order of the Company;
· if authorized by the Company, in its sole discretion, by delivery to the Company of certificates representing the number of shares of Stock then owned by you, the fair market value of which equals the purchase price of the Stock purchased pursuant to the Option; and provided further that the fair market value of any shares of Stock delivered in payment of the purchase price upon exercise of the Option shall be determined by reference to the closing price of the Stock on the New York Stock Exchange on the last Business Day immediately prior to the exercise date, which shall be the date of delivery of the certificates for the Stock used as payment of the Option Price; or
· if consistent with Section 409A and authorized by the Company, in its sole discretion, any combination of these methods.

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Evidence of Issuance
Notwithstanding anything in this Agreement to the contrary, the issuance of the shares upon exercise of this Option shall be evidenced in such a manner as the Company, in its discretion, will deem appropriate, including, without limitation, book-entry, registration or issuance of one or more share certificates. You will have no further rights with regard to an Option once the share of Stock related to such Option has been issued.

Withholding Taxes
You will not be allowed to exercise this Option unless you make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the option exercise or sale of Stock acquired under this Option. In the event that the Company determines that any tax or withholding payment is required relating to the exercise or sale of shares arising from this grant under applicable laws, the Company shall have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company or any Affiliate.

Retention Rights
Neither your Option nor this Agreement gives you the right to be retained by the Company (or any parent, Subsidiaries or Affiliates) in any capacity. Subject to the Employment Agreement, the Company (and any parent, Subsidiaries or Affiliates) reserves the right to terminate your Service at any time and for any reason.

Shareholder Rights
You, or your estate or heirs, have no rights as a shareholder of the Company until you exercise your Option in accordance with the procedures set forth in this Agreement. No adjustments are made for dividends, distributions or other rights if the applicable record date occurs before you exercise your options.

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Adjustments, Change of Control
In the event of a stock split, reverse stock split, stock dividend or a similar change in the Stock, the number of shares covered by this Option and/or the Option Price per share shall be adjusted proportionately to the extent permitted by and consistent with Section 409A.
In the event of a Change in Control, this award shall be subject to the provisions addressing Change in Control as set forth in the Employment Agreement.
Without limiting the generality of the foregoing, your Option shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity. However, unless you subsequently expressly consent in writing to different terms, such definitive agreement, notwithstanding any provision to the contrary in this Agreement or the Employment Agreement, must provide for one of the following: (a) the assumption of this award by the surviving corporation or its parent; (b) the substitution by the surviving corporation or its parent of an award with substantially the same terms as this award; or (c) the cancellation of this award after full vesting and delivery to you of the Stock then subject to the award less the number of shares of Stock equal to the aggregate exercise price of the Option; provided, however, that such Stock shall be considered delivered effective as of the day immediately prior to the transaction so as to enable you to participate in the transaction. In the event the definitive agreement does not provide for one of the foregoing alternatives with respect to the treatment of this award, this award shall have the treatment specified in clause (c) of the preceding sentence. The Board may, in its sole discretion, accelerate the vesting of this award in connection with any of the foregoing alternatives, but only if such acceleration would not cause any of the Stock (or the proceeds thereof) to be subject to Section 409A.

Applicable Law
This Agreement will be interpreted and enforced under the laws of the state of Colorado, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

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The Agreement
This Agreement and the associated cover sheet constitute the entire understanding between you and the Company regarding this Option. Any agreements, commitments or negotiations concerning this grant are superseded; except that any written employment (including the Employment Agreement), consulting, confidentiality, non-competition and/or severance agreement between you and the Company (or any Affiliate), whether entered into before or after this Agreement’s effective date, shall supersede this Agreement with respect to its subject matter, provided that no such superseding shall result in a failure to comply with the requirements of Section 409A of the Code (“Section 409A”).

Data Privacy
The Company may process personal data about you. Such data includes, but is not limited to the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Agreement.
By accepting this grant, you give explicit consent to the Company to process any such personal data.

Code Section 409A
It is intended that this Award comply with Code Section 409A or an exemption to Section 409A. To the extent that the Company determines that you would be subject to the additional 20% tax imposed on certain non-qualified deferred compensation plans pursuant to Section 409A as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional tax. The nature of any such amendment shall be determined by the Company. Notwithstanding anything herein to the contrary, in the event that you are deemed to be a "specified employee" for purposes of Section 409A(a)(2)(B)(i) of the Code, and the Company determines that the delivery of shares of Stock hereunder is subject to the provisions of Section 409A, such shares of Stock shall not be delivered until the six-month anniversary of your Separation from Service, or, if earlier, your death.

ACCEPTED:	/S/ Michael Boustridge
Michael Boustridge September 18, 2014

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